EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-87507, 33-61949, 33-52786, 33-36609 and 33-23837) of the A.G. Edwards, Inc. 1988 Incentive Stock Plan on Form S-8 of our reports dated April 18, 2002, appearing in and incorporated by reference in the Annual Report on Form 10-K of A.G. Edwards, Inc. for the year ended February 28, 2002.

/s/ Deloitte & Touche LLP

May 23, 2002
St. Louis, Missouri